Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), made and entered into effective June 1, 2023 (the “Effective Date”), by and between ORGANICELL REGENERATIVE MEDICINE, INC., a Nevada corporation (“Organicell” or the “Company”), and Harry Leider (“Executive”).

RECITALS

WHEREAS, the Company desires to secure the services of Executive, and Executive desires to furnish such services to the Company on and subject to, the terms and conditions set forth in this Agreement; and

WHEREAS, the Executive, due to the nature of Executive’s duties, will be provided access to the Company’s trade secrets and other confidential information and the Company desires to maintain the confidentiality of the same.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which the parties hereto agree as follows:

1. Duties; Reporting; and Place of Employment.

(a) The Company hereby employs Executive, and Executive agrees to serve the Company, as the Chief Executive Officer (“CEO”) for the Company. Executive shall serve on a full-time basis, devote all necessary time to the Company and be responsible for all tasks identified in his job description, as it may be amended from time to time, and as otherwise instructed by the Company. Without limiting the foregoing or the duties set forth in his job description, (i) Executive’s responsibilities will involve among others, the tasks outlined in Schedule A; and (ii) Executive may devote a de minimis portion of his time to continue to serve as a member of the Advisory Board of the legal entities listed in Schedule A. Notwithstanding, nothing in this Agreement shall interfere with, limit or prevent Executive’s duties and responsibilities under the Sales Representative Agreement with Exotropin LLC dated June 25, 2023 (hereinafter the “Sales Agreement”). The Company hereby acknowledges that the Sales Agreement and Executives performance thereof is in no way to be construed as a breach of this Agreement.

(b) Executive shall report directly to the Company’s Board of Directors and to any advisors designated by the Board of Directors.

(c) Executive will perform his duties at the Company’s headquarters in Davie, Florida, with travel as required by his position. provided, however, that the Company and Executive acknowledge that between the Effective Date and January 1, 2024, the Executive will spend at least three (3) weeks per month at the Company’s headquarters, with the balance of working time being conducted remotely. Executive will locate to South Florida on or before January 1, 2024, at which time Executive will perform his duties at the Company’s headquarters on a full time basis, subject to travel as required by his position.

(d) If requested, executive will serve as a member of the Company’s Board of Directors for no additional compensation. If Executive ceases to be the Company’s Chief Executive Officer, he will be deemed to have resigned as a member of the Board without further action on his part.

2. Term and Termination.

(a) Executive’s first day of employment will be June 1, 2023 and shall continue for a term of twelve (12) months (the “Initial Term”). Thereafter, the Agreement shall automatically renew for successive one year terms (each, a “Renewal Term”), unless sooner terminated by either party upon not less than thirty (30) days prior written notice given prior to expiration of the Initial Term or a Renewal Term, unless earlier terminated as provided for herein. The Initial Term, together with any Renewal Term or Renewal Terms, as the case may be, is referred to herein as the “Term.”

(b) Notwithstanding the foregoing, the Executive understands and agrees that his employment with the Company is “At Will,” which means the Executive’s employment with the Company can be terminated by the Company at any time, for any reason or no reason at all and with or without cause. In the event of any conflict between this Agreement and any written or oral policy, including employee benefit plans or past practice of the Company, this Agreement shall govern. In the event that the Company shall terminate the Executive’s employment with the Company, the Executive shall not be entitled to any compensation other than the payment of unpaid Salary through the date of termination, provided, however, that if the Company terminates the Executive’s employment with the Company without Cause or if the Executive terminates the Agreement for Good Reason, Executive shall be entitled to receive an amount equal to one year’s salary as severance, less the value of the Option as vested on the date of termination, as calculated by subtracting the market price for the underlying shares as of such date, less the exercise price for such shares. In any case, the value of the severance payment and net value to the stock will be no less than $200,000. Any payments or other distributions from any employee benefit plan, if any, will be made pursuant to the rules of each plan. Upon termination by the Company other than for Cause or termination by Executive for Good Reason, Executive shall also be entitled to Executive’s prorated Bonus (as defined in Section 3(b) below) and all Commissions earned in accordance with Section 3(c) below.

(c) “Cause” as used herein shall mean (i) Executive’s fraud against the Company, misappropriation of Company assets, embezzlement, theft, or the conviction of a crime involving drug abuse, violence, dishonesty or theft; or (ii) Executive’s (a) willful and material breach of this Agreement, which is materially and demonstrably injurious to the Company; (b) willful and material misconduct which is materially and demonstrably injurious to the Company; or (C) willful and continued failure substantially to perform material duties Executive is required to perform under this Agreement (other than as a result of partial or total incapacity due to physical or mental illness) which is materially and demonstrably injurious to the Company, which willful and material breach, willful and material misconduct, willful and continued failure substantially to perform material duties continues for more than fifteen (15) days following the Company’s written notice to Executive describing in reasonable detail the willful and material breach, willful and material misconduct, willful and material failure substantially to perform material duties and the requirements to cure such material breach, misconduct or failure.

(d) “Good Reason” as used herein means the occurrence of one or more of the following events that results in a material negative change in the Executive’s employment relationship with the Company arising without the express written consent of the Executive:

(i)	a reduction in the Executive’s Base Salary; or

(ii)	a diminution in employee benefits (including but not limited to medical, dental, life insurance and long-term disability plans) and perquisites applicable to the Executive from those substantially similar to the employee benefits and perquisites provided by the Company (including subsidiaries) to executives with comparable duties, as such benefits may be modified from time to time; or

(iii)	[Intentionally Omitted]; or

(iv)	the Company or a subsidiary thereof requiring the Executive to be permanently based anywhere more than sixty (60) miles of the Executive’s job location immediately prior to the reassignment; or

(v)	any other action that constitutes a material breach by the Company of this Agreement; or

(vi)	a change in voting control.

3. Compensation and Related Matters.

(a) Base Salary. The Company agrees that, in consideration of the services performed hereunder, it will pay to Executive an annual salary of $325,000 paid in bi-weekly installments at the Company’s regular and customary payroll intervals, subject to withholding of applicable taxes (“Salary”).

(b) Annual Bonus. During the Term (as defined herein). the Executive may be paid a performance bonus to the extent earned, based on criteria established by the Company’s Board of Directors, from time to time, in its sole discretion.

(c) Commissions. During the Term, Executive shall be entitled to earn a commission of ten percent (10%) of the net profit (sales less cost of goods sold) generated by the sale of any of the Company’s biologic products sold directly by Executive solely from sources generated by himself alone. Commissions shall be deemed earned upon receipt of the Company of payment for such sales. Commissions shall be paid within thirty (30) days of the receipt by the Company of payment for any such sales.

(d) Other Benefits. The Executive shall eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical (at no cost to Executive), dental, vision, disability, life insurance, and flexible-spending account plans.

(e) Equity Incentive Plan. On the Effective Date, the Executive shall be granted receive a five-year option (the “Option”) under the Company’s Equity Incentive Plan (the “Plan”) to purchase a number of shares of the Company’s outstanding common stock equal to three percent (3%) of the Company’s issued and outstanding common stock at the Effective Date, at an exercise price equal to $0.012 per share. The Option vests in equal quarterly installments over a three-year period, and is contingent upon executive’s continued employment with the Company. Notwithstanding the foregoing, in the event of a change in voting control of the Company, whereby Skycrest Holdings, LLC and Greyt Ventures LLC no longer hold Series C Preferred Shares in the Company, within one year of the Effective Date, then the Option shall immediately vest as to fifty percent (50%) of the shares covered thereby. In the event such a change in control occurs after one year from the Effective Date, the Option shall immediately vest in full. If during the Term, the Company’s market cap valuation equals or exceeds $300 million measured over an average of 45 days, the vesting or the Option shall be accelerated by six (6) months; if during the Term, the Company’s Market Cap as so measured. If and when, under the exact same circumstances, the Company’s Market Cap equals or exceeds $500 million, the Option shall vest in full. The grant of the Option shall be evidenced by an option agreement or similar instrument containing such additional terms and conditions as the Company and the Executive may agree to therein.

(f) Temporary Housing and Relocation Expenses.

(i)	The Company shall reimburse Executive for temporary housing for the months of September, October and November 2023 (provided Executive has not relocated to South Florida by that time) up to an aggregate of $4,000 per month (subject to the submission of substantiating documentation).

(ii)	The Company shall reimburse Executive up to an aggregate of $5,000 in connection with his relocation to South Florida (subject to the submission of substantiating documentation).

(g) Withholding. All amounts payable to Executive under this Agreement shall be subject to all required federal, state and local withholding, payroll and insurance taxes.

4. Company Property.

As used in this Agreement, the term “Company Property” means all documents, papers, computer printouts and disks, records, customer or prospect lists, files, manuals, supplies, computer hardware and software, equipment, inventory and other materials, whether in written, graphic or electronic format, that have been created, used or obtained by the Company, or otherwise belonging to the Company, as well as any other materials containing Confidential Information. Executive recognizes and agrees that:

●	all Company Property shall be and remain the property of the Company;

●	Executive will preserve, use and hold Company Property only for the benefit of the Company and to carry out the Company’s business; and

●	when Executive’s employment is terminated, Executive will immediately deliver to Organicell all Company Property, including all copies or any other types of reproductions which Executive has in Executive’s possession or control.

5. Work Product. Executive agrees that, during the Term of Executive’s employment with the Company:

(a) Executive will disclose promptly and fully to the Company all works of authorship, inventions, discoveries, improvements, designs, processes, software, or any improvements, enhancements, or documentation of or to the same that Executive makes, works on or conceives, individually or jointly with others, in the course of Executive’s employment by the Company or with the use of the Company’s time, materials or facilities, in any way related or pertaining to or connected with the conception, development and formulation of future Products or which results from or are suggested by any work Executive may do for the Company and whether produced during normal business hours or on personal time (collectively, “Work Product”);

(b) All Work Product of the Executive shall be deemed to be “work made for hire” within the meaning of §101 of the Copyright Act and all rights to copyright shall be vested entirely in the Company. If for any reason the Work Product is deemed not to be “work made for hire” and its rights to copyright are thereby in doubt, this Agreement shall constitute, without further action by Executive, an irrevocable assignment, transfer and conveyance by the Executive to the Company of all right, title and interest in and to all Work Product created under this Agreement. The parties intend that all intellectual property rights in all Work Product, including without limitation any and all rights of whatever kind and nature now or hereafter to distribute and reproduce such Work Product is the sole and exclusive property of the Company.

(c) Executive shall make and maintain adequate and current written records and evidence of all Prior Work and Work Product, including drawings, work papers, graphs, computer records and any other document which shall be and remain the property of the Company, and which shall be surrendered to the Company upon request and upon the termination of the Executive’s employment with the Company, regardless of cause.

6. Cooperation In Perfecting Rights To Prior Work And Work Product.

(a) Executive agrees to assign and hereby assigns to Company, all rights Executive may have or may acquire in any such Work Product.

(b) Executive agrees to perform, during and after Executive’s employment, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in and to the Work Product assigned to the Company hereunder. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents, copyrights or other legal proceedings.

(c) In the event that the Company is unable for any reason to secure Executive’s signature to any document required to apply for or execute any patent, copyright or other applications with respect to any Work Product (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf and instead of Executive, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other rights thereon with the same legal force and effect as if executed by Executive.

7. Non-Solicitation.

During the period of Executive’s employment with the Company and for a period of two (2) years thereafter (the “Restricted Period”), Execute shall not, on Executive’s own behalf or on behalf of any person, firm or corporation, or in any capacity whatsoever, (a) attempt to employ or enter into any oral agreement or contractual arrangement with any employee or former employee of the Company; (b) solicit any persons or entities with which was a vendor, supplier, customer or client of the Company during the term of Executive’s employment or at the time of the termination of the Employment with the Company was being solicited to become a vendor, supplier, customer or client of the Company; or (c) induce, suggest, persuade or recommend to any such persons or entities that they terminate, alter or refrain from renewing or extending their relationship with the Company or become a client of Executive or any third party, and Executive shall not induce or permit any other person to approach any such person or entity for any purpose.

8. Non-Competition.

During the Restricted Period, Employee shall not, directly or indirectly engage in or have any interest in, directly or indirectly, any sole proprietorship, partnership, corporation, limited liability company or any other person or entity (whether as an employee, officer, director, member, manager, partner, agent, security holder, creditor, consultant or otherwise) that, directly or indirectly, engages in the conception, development, formulation, manufacturing, marketing and/or sale of any products or services in a Competitive Business, provided, however, that Employee may hold securities and/or acquire, solely as an investment, shares of capital stock or other equity securities of any publicly traded corporation, so long as Employee does not acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent (5%) of any class of capital stock of such corporation. As used herein, “Competitive Business” means a business engaged in development of therapies for regenerative medicine. The Company acknowledges that Executive’s performance under the Sales Agreement is not in violation of this Section 8, and may continue before, during and after the Restricted Period.

9. Confidential Information.

(a) By virtue of Executive’s employment at the Company, Executive may obtain confidential or proprietary information developed, or to be developed, by the Company. “Confidential Information” means all information, whether in oral, written, graphic or electronic format, including, without limitation, (i) the identity of customers, suppliers, subcontractors and others with whom the Company does or proposes to do business; (ii) marketing methods and strategies; (iii) contract terms, pricing, margin, cost information and other information regarding the relationships between the Company and the persons and entities with which the Company has contracted or proposes to contract; (iv) the Company’s present planned services, products, specifications, analyses, software, technology, developments, improvements and methods of operation; (v) projected financial performance, proposed sales and profit performance and financial requirements; (vi) the identity of and compensation paid or proposed to be paid to employees, consultants and agents; (vii) business plans, models or strategies and the information contained therein; (viii) sources, leads, or methods of obtaining new business; (ix) designs, inventions, patents, patents pending, licenses and sublicenses; (x) data, know-how, formulae, processes, discoveries, inventions and ideas, whether or not patentable, copyrightable or subject to protection as a trademark or trade name; (xi) acquisitions, divestitures, alliances and other business relationships and (xii) other information, data and documents now existing or later acquired by the Company, regardless of whether any of such information, data or documents qualify as a “trade secret” under applicable Federal or state law.

(b) Notwithstanding the foregoing, Confidential Information shall not include information or material that, through no action or fault of Executive (i) is publicly available or becomes publicly available; or (ii) is or becomes available to Executive from a source other than the Company, provided that the source of such information was not bound by a contractual, legal or fiduciary obligation of confidentiality to the Company with respect thereto.

10. Non-Disclosure.

Executive agrees that, except as directed by the Company, Executive will not at any time (during the Term of this Agreement and Executive’s employment by the Company or at any time thereafter), except as may be expressly authorized by the Company in writing, disclose to any person or use any Confidential Information whatsoever for any purpose whatsoever, or permit any person whatsoever to examine and/or make copies of arty reports or any documents or software (whether in written form or stored on magnetic, optical, electronic or other mass storage media) prepared by Executive or that come into Executive’s possession or under Executive’s control by reason of Executive’s employment by the Company. Executive further agrees that, while employed at the Company, no Confidential Information shall be removed from the Company’s business premises, without prior written consent of the Company.

11. Enforcement; Survival.

(a) Executive acknowledges that (a) the services to be rendered by Executive are of a special, unique, and extraordinary character, (b) in connection with such services, Executive will have control over the Software which is critical to the Company and Executive will have access to Confidential Information vital to the Company and its business, and (c) therefore the obligations and restrictive covenants set forth in Sections 4, 5, 6, 7, 8, 9, 10 and 11 are reasonable. Accordingly, Executive consents and agrees that if Executive violates any of the provisions of Sections 4, 5, 6, 7, 8, 9, 10 and 11, Organicell would sustain irreparable harm and, therefore, in addition to any other remedies which may be available to it and notwithstanding anything to the contrary herein, Organicell shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Executive from committing or continuing any such violation of this Agreement. Nothing in this Agreement shall be construed as prohibiting Organicell from pursuing any other remedy or remedies including, without limitation, recovery of damages. The parties acknowledge that all members and entities contained within Organicell, including all direct and indirect subsidiaries and affiliates, are intended third-party beneficiaries to this Agreement with full rights to enforce, among other things, the restrictions contained in Sections 4, 5, 6, 7, 8, 9, 10 and 11 of this Agreement.

(b) The provisions of Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 14, 15, 18 and 19 of this Agreement shall survive the expiration or termination of this Agreement.

12. Severability.

If any of the provisions of this Agreement, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Attorneys’ Fees.

In the event of a dispute arising out of this Agreement or the transactions contemplated hereunder, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable attorney’s fees and expenses incurred in connection with such dispute at all levels.

14. Notices.

All notices, requests, demands, waivers, consents, approvals or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when received if delivered personally, by overnight courier or by fax, or three days after being mailed if sent by certified or registered mail, postage prepaid, return receipt requested, to the following addresses:

If to Organicell:	Organicell Regenerative Medicine, 3321 College Avenue, Suite 246 Davie, FL 33314 Attn: Ian T. Bothwell, Chief Financial Officer ian@organicell.com

If to Executive:	Harry Leider

Any party may by notice change the address to which notice or other communications to it are to be delivered or mailed. In addition to the foregoing, notice may be accomplished by electronic mail to Executive’s electronic mail address.

15. Entire Agreement; Amendment.

This Agreement, including the Exhibits hereto, represents the entire agreement between the parties with respect to the subject matter hereof and shall not be modified or affected by any offer, proposal, statement, or representation, oral or written, made by or for either party. Whenever the masculine pronoun is used, it includes the feminine pronoun, and the singular includes the plural, and vice versa, where the context requires. This Agreement may not be amended or modified except by an instrument in writing signed by the Company and Executive.

16. Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns and upon Executive and her heirs, executors, administrators, or other legal representatives.

17. WAIVER OF JURY TRIAL.

AS TO ANY NON-ARBITRABLE CLAIM, EXECUTIVE AND COMPANY EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THEIR AGREEMENT OR RELATING THERETO OR ARISING FROM THE EMPLOYMENT RELATIONSHIP WHICH IS THE SUBJECT OF THER AGREEMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

18. Governing Law; Venue. This is Agreement and shall be construed under and be governed in all respects by the laws of Florida for contracts to be performed in that state and without giving effect to the conflict of laws principles of Florida or any other state. The Parties hereto consent to venue in the Broward County, Florida, for all purposes in connection with any action or proceeding commenced between the Parties hereto in connection with or arising from this Agreement.

19. “Company” Defined. As used in this Agreement, the term “Company” shall mean the Company, its parent, subsidiaries, divisions and affiliates.

20. Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile, .PDF or other electronic transmission (which shall be deemed to be an original), each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below, effective as of the Effective Date.

THE COMPANY:

ORGANICELL REGENERATIVE MEDICINE, INC.

By:	/s/ Ian T. Bothwell
Ian T. Bothwell
Chief Financial Officer

EXECUTIVE:

/s/ Harry Leider
Harry Leider

SCHEDULE A

Duties Of CEO

●	Perform the duties and obligations attributable and prescribed to Executive as the Chief Executive Officer of the Company under the Articles of Incorporation and By-Laws of the Company and applicable law.

●	Perform other duties as may be designated to Executive by the Board of Directors of the Company.

The Executive is hereby permitted to continue to serve as a member of the Advisory Boards of Alto Pharmacy, League Healthcare and Arche Healthcare.